Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 13, 2007 (except for the effects of the restatement as discussed in Note 1 and Schedule II, for which the date is October 19, 2007) accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of SeaChange International, Inc. and subsidiaries on Form 10-K/A for the year ended January 31, 2007, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

s/ GRANT THORNTON LLP

Boston, Massachusetts

December 10, 2007